Exhibit 99.1

News Release

Contact:

For Immediate Release	Ken Dennard
Dennard • Lascar Associates
(713) 529-6600

MEN’S WEARHOUSE CLOSES ON $400 MILLION CREDIT AGREEMENT

FREMONT, CA — APRIL 16, 2013 — The Men’s Wearhouse (NYSE: MW) today announced it has closed on its amended and restated credit facility.  The Credit Agreement provides the Company with a $300 million senior revolving credit facility, with possible future increases to $450 million under an expansion feature. In addition, the Credit Agreement provides for a $100 million term loan, available in a single advance during the period of 120 days after the closing date.  If drawn, the term loan will be repaid over five years, with 10% payable annually in quarterly installments and the remainder due at maturity. The Credit Agreement matures on April 12, 2018.  The Credit Agreement was led by JPMorgan Chase as the Administrative Agent, with Bank of America and US Bank as Co-Syndication Agents.  The Company intends to use the credit facility for general corporate purposes.

Doug Ewert, Men’s Wearhouse president and chief executive officer, stated, “We are pleased to complete our amended Credit Agreement which provides us much more capacity and flexibility. The new facility increases our revolver from $200 million to $300 million, adds the $100 million term loan option, and increases the expansion feature from $100 million to $150 million, while extending the maturity date two years.”

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,143 stores.  The Men’s Wearhouse, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel. Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the UK.

This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks, changes in foreign currency rates and other factors described in the Company’s annual report on Form 10-K for the fiscal year ended February 2, 2013.  For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

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